Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of March 27, 2015 (“Effective Date”) by and between NuVasive, Inc. (“Company”), 7475 Lusk Blvd., San Diego, CA 92121, and Alexis V. Lukianov (“Consultant”) at 6546 La Valle Plateada, Rancho Santa Fe, CA 92067-1145.

1 Engagement of Services. Company hereby engages Consultant to provide the Services described in the Assignment, which is attached to this Agreement as “Exhibit A” and incorporated herein (“Assignment”). In the event of a conflict between the terms of this Agreement and the Assignment, the terms of the Assignment will control. Consultant will be obligated to provide the Services and to deliver the materials and deliverables as specified in the Assignment. Consultant represents, warrants and covenants that Consultant will perform the Services under this Agreement in a timely, professional and workmanlike manner and that all materials, information and deliverables provided to Company will comply with (i) the requirements set forth in the Assignment, (ii) the Company’s policies and procedures; (iii) Consultant’s obligations to the Company as a shareholder; and (iv) any agreements into which the Parties have entered, including any severance, confidentiality or proprietary agreements.

2 Compensation; Timing. Company will pay Consultant the Fee set forth in the Assignment for the Services provided as specified in that Assignment. Consultant is not expected nor required to generate any business related expenses; however, should he do so without advance notice to Company and the Company’s approval of such expenses, he is responsible for all such expenses. Upon the end of the Term (as defined herein), Consultant will be paid any remaining Fee owed to him as stated in the Assignment. If, however, this Agreement is terminated prior to the end of the Term for any reason by Company, Employee shall not be paid any of the end of Term fees, unless otherwise provided in writing. If Employee terminates this Agreement prior to the end of the Term, due to no fault of Consultant, Company shall pay Consultant a pro-rata portion of the Fee.

3 Independent Contractor Relationship. Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment, or similar relationship. Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing benefits, or retirement benefits, unless expressly provided in writing otherwise with respect to any equity in the Company Consultant may have. Consultant is not authorized to make any representation, contract, or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company officer. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement. No part of Consultant’s fee will be subject to withholding by Company for the payment of any social security, federal, state, or any other employee payroll taxes. Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. Consultant will indemnify and hold harmless Company from and against any and all tax liability related to this Agreement as well as any claims, actions, or charges arising out of or caused by Consultant’s classification as an independent contractor.

4 Disclosure and Assignment of Work Resulting from Project Assignments.

4.1 “Innovations” and “Company Innovations” Definitions. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress. “Company Innovations” means Innovations that Consultant, solely or jointly with others, creates, derives, conceives, develops, makes or reduces to practice under a Project Assignment.

4.2 Disclosure and Assignment of Company Innovations. Consultant agrees to maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company. Consultant agrees to promptly disclose and describe to Company all Company Innovations. Consultant represents, warrants and covenants that all Company Innovations shall be free and clear of any liens and encumbrances. Consultant hereby does and will irrevocably assign to Company or Company’s designee all of Consultant’s right, title and interest in and to any and all Company Innovations and all associated records, such assignment to occur with respect to each Company Innovation at the time the Company Innovation is first conceived, made, derived, developed, written or created, and regardless of when the Company Innovation is first conceived, made, derived, developed, written or created. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Consultant to Company, Consultant hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to the Company Innovations can neither be assigned nor licensed by Consultant to Company, Consultant hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers. If any Company Innovations include any work of authorship that qualifies as a “work made for hire” as defined in subclause (2) under Section 101 of the Copyright Law of the United States (Title 17 of the United States Code, as may be amended from time to time), Company and Consultant agree that Company owns such work of authorship as a work made for hire under such section.

4.3 Assistance. Consultant agrees to perform, during and after the term of this Agreement, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure Consultant’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Company Innovations as provided under this Agreement, Consultant hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights in, to and under the Company Innovations, all with the same legal force and effect as if executed by Consultant. The foregoing is deemed a power coupled with an interest and is irrevocable.

4.4 Assignment by Employees of Consultant. Consultant covenants, represents and warrants that each of Consultant’s employees, to the extent Consultant has employees, who perform any Services for Consultant on behalf of Company has or will have a written agreement with Consultant that provides Consultant with all necessary rights to fulfill its obligations under this Agreement, including but not limited to the obligations of this Section 4.

5 Confidentiality.

5.1 Definition of Confidential Information. “Confidential Information” means (a) any technical and non-technical information related to the Company’s business and current, future, and proposed products and services of Company, including for example and without limitation, Company Innovations, Company Property (as defined in Section 6 (Ownership and Return of Confidential Information and Company Property)), and Company’s information concerning research, development, design details and specifications, financial information, procurement requirements, business forecasts, sales information, marketing plans, engineering and manufacturing information, customer lists and business plans, in each case whether or not marked as “confidential” or “proprietary” and (b) any information that Company has received from others that Company makes known to Consultant and that Company is obligated to treat as confidential or proprietary, whether or not marked as “confidential” or “proprietary.”

5.2 Nondisclosure and Nonuse Obligations. Except as permitted in this Section, Consultant will not (i) use any Confidential Information or (ii) disseminate or in any way disclose the Confidential Information to any person, firm, business or governmental agency or department. Consultant may use the Confidential Information solely to perform Project Assignment(s) for the benefit of Company. Consultant shall treat all Confidential Information with the same degree of care as Consultant accords to Consultant’s own confidential information, but in no case shall Consultant use less than reasonable care. If Consultant is not an individual, Consultant shall disclose Confidential Information only to those of Consultant’s employees who have a need to know the information as necessary for Consultant to perform this Agreement. Consultant certifies that each of its employees will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Consultant under this Agreement. Consultant shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Consultant shall assist Company in remedying any the unauthorized use or disclosure of the Confidential Information. Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party.

5.3 Exclusions from Nondisclosure and Nonuse Obligations. Consultant’s obligations under Section 5.2 do not apply to any Confidential Information that Consultant can demonstrate (a) was in the public domain at or subsequent to the time the Confidential Information was communicated to Consultant by Company through no fault of Consultant; (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time the Confidential Information was communicated to Consultant by Company; or (c) was independently developed by employees of Consultant without use of, or reference to, any Confidential Information communicated to Consultant by Company. A disclosure of any Confidential Information by Consultant (a) in response to a valid order by a court or other governmental body or (b) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant provides prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent the disclosure.

6 Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials and items (including, without limitation, software, equipment, tools, artwork, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) that Company furnishes to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of Services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of Company or Company’s suppliers or customers. Consultant agrees to keep all Company Property at Consultant’s premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Consultant shall destroy or deliver to Company, at Company’s option, (a) all Company Property and (b) all materials and items in Consultant’s possession or control that contain or disclose any Confidential Information. Consultant will provide Company a written certification of Consultant’s compliance with Consultant’s obligations under this Section.

7 Indemnification.

7.1 Consultant will indemnify and hold harmless Company from and against any and all claims, suits, actions, demands, and proceedings against Company and all losses, costs, and liabilities directly related thereto, arising out of or related to (i) a claim that any item, material, and other deliverable delivered by Consultant under this Agreement that infringes any intellectual property rights of a third party; (ii) any violation of Consultant’s obligations with respect to disclosure of any confidential information, misrepresentations of Consultant on behalf of Company, improper or negligent communications with Company’s employees, directors, officers, or agents, and any violation of the conflict of interest provision that causes any harm, in reputation or financially, to Company; (iii) any negligence or violation of Company rules or policies by Consultant; or (iv) any breach of this Agreement by Consultant.

7.2 Company will indemnify and hold harmless Consultant from and against any and all claims, suits, actions, demands, and proceedings against Company and all losses, costs, and liabilities directly related thereto or: (i) arising out of Consultant’s conduct on behalf of the Company, so long as it is within the scope and course of Consultant’s prior employment, and that falls within any liability coverage; and/or (ii) as required by law.

8 Observance of Company Rules. At all times, Consultant will observe Company’s rules and regulations with respect to conduct, health, safety, anti-harassment/discrimination/retaliation and protection of persons and property, provided that Company provides Consultant with a copy of such Company rules and regulations.

9 No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations, or the scope of Services to be rendered for Company, under this Agreement, or that compromises the interests of the Company. This includes engaging in providing services, in any capacity, including as an agent, advisor, director, employee or consultant, to or for any competitor business of the Company, and soliciting, directly or indirectly, former or current employees of Company, or Company customers or clients, away from doing business with Company. During the term of this Agreement, Consultant covenants and agrees that Consultant will not, directly or indirectly, either for himself or for any other person or company: (i) solicit or induce any employee of Company to terminate his or her employment with the Company; or (ii) employ any such individual during his or her employment with the Company and for a period of three months after such individual terminates employment with the Company. Consultant shall act in the best interest of Company while providing Services to Company. Consultant warrants that, to the best of Consultant’s knowledge, there is no other existing contract or duty on Consultant’s part that conflicts with or is inconsistent with this Agreement. Consultant agrees to indemnify and hold harmless Company from any and all losses and liabilities incurred or suffered by Company by reason of the alleged breach by Consultant of any services agreement between Consultant and any third party.

10 Term and Termination.

10.1 Term. This Agreement is effective as of the Effective Date set forth above and will terminate on the eighteenth (18th) month anniversary thereof unless terminated earlier as set forth below (“Term”).

10.2 Termination by Company. Company may terminate this Agreement (a) upon Consultant’s material, uncured breach of Section 4 (Disclosure and Assignment of Work Resulting from Assignments), 5 (Confidentiality), 9 (No Conflict of Interest) or 11 (Noninterference with Business), or (b) for any material breach of this Agreement or his obligations by Consultant.

10.3 Termination by Consultant. Consultant may not terminate this Agreement during the Term except or unless Company breaches this Agreement. Should Consultant believe that Company breached this Agreement, Consultant will notify the Company in writing and allow Company to cure any breach, so long as it is not material, within ten (10) days after the date of Consultant’s written notice of breach.

10.4 Survival of Terms After Expiration or Termination. The definitions contained in this Agreement and the rights and obligations contained in this Section and Sections 4 (Disclosure and Assignment of Work Resulting from Assignments), 5 (Confidentiality), 6 (Ownership and Return of Confidential Information and Company Property), 7 (Indemnification), 11 (Noninterference with Business) and 13 (General Provisions) will survive any termination or expiration of this Agreement.

11 Noninterference with Business. During this Agreement, and for a period of six (6) months immediately following the termination or expiration of this Agreement, Consultant agrees not to solicit or induce any employee or independent contractor of Company with whom Consultant has contact in the performance of this Agreement to terminate or breach an employment, contractual, or other relationship with Company.

12 General Provisions.

12.1 Successors and Assigns. Consultant shall not assign Consultant’s rights or delegate any performance under this Agreement without the prior written consent of Company. For the avoidance of doubt, Consultant may not subcontract performance of any Services under this Agreement to any other contractor or consultant without Company’s prior written consent. All assignments of rights by Consultant are prohibited under this paragraph, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner. For purposes of this paragraph, (i) a “change of control” is deemed an assignment of rights; and (ii) “merger” refers to any merger in which Consultant participates, regardless of whether it is the surviving or disappearing entity. Any purported assignment of rights or delegation of performance in violation of this paragraph is void. This Agreement will be for the benefit of Company’s successors and assigns, and will be binding on Consultant’s permitted assignees.

12.2 Injunctive Relief. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; Consultant’s material, uncured breach of any of these obligations will cause irreparable and continuing damage to Company for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), without the need to post a bond.

12.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.

12.4 Governing Law; Forum. The laws of the United States of America and the State of California govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in San Diego, California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in San Diego, California, personal jurisdiction will be non-exclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction. If a proceeding is commenced to resolve any dispute that arises between the parties with respect to the matters covered by this Agreement, the prevailing party in that proceeding is entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs, in addition to any other relief to which that prevailing party may be entitled.

12.5 Severability. If a court of law holds any provision of this Agreement to be illegal, invalid, or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) if a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.6 Waiver; Modification. If Company waives any term, provision, or Consultant’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Consultant. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.

12.7 Signatures in Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

12.8 Entire Agreement. This Agreement, and the attached Assignment, which is Exhibit “A,” constitute the final and exclusive agreement between the parties relating to this subject matter and supersedes all agreements, whether prior or contemporaneous, written or oral, concerning such subject matter.

IN WITNESS WHEREOF, the parties are signing this Assignment as of the later date below.

NUVASIVE, INC.		CONSULTANT

By:	/s/ Jason M. Hannon	/s/ Alexis V. Lukianov
Name: Jason M. Hannon		Alexis V. Lukianov
Title: Executive Vice President, Corporate Development & General Counsel Date: March 29, 2015		Date: March 28, 2015

Exhibit A

ASSIGNMENT

1.	Consultant Services: Consultant will provide solely at the request of the Chief Executive Officer or his or her designee the following Services (collectively, the “Services”):

•	Transition assistance and such services in connection therewith as shall be requested by the Company.

•	Guidance and expertise based on prior experience as CEO.

•	Communication of any institutional knowledge, client or business information.

•	General support of Company interests and goals.

Consultant is not required, nor expected, to report to work or represent the Company or its parent, subsidiary, affiliate, divisions and related entities (“Related Entities”), in any capacity. Consultant shall not represent himself as an agency of Company or its Related Entities.

The Services shall be performed by Consultant in his discretion, and Company shall not control Consultant as to the work done or manner and means in which it is performed, nor shall Company supervise Consultant’s work on a day-to-day basis.

2.

Tools and Materials: Consultant will use his own equipment and materials to perform the Services, and shall only utilize Company’s equipment and materials to the extent Consultant deems necessary within his discretion. Consultant shall not have access to any Company property, including its computers, laptops, software or network.

3.

Non-Exclusivity: Company acknowledges and agrees that during the “Term” (as defined below), Consultant may render services for other companies or individuals subject to the Agreement including Paragraph 9 (No Conflict of Interest) and Paragraph 11 (Noninterference with Business). For the sake of clarity, Consultant agrees he will not accept work, enter into a contract, or accept an obligation inconsistent or incompatible with Consultant’s Services to be rendered for Company, as set forth herein.

4.

Fees: Subject to Consultant’s satisfactory completion of the Services, and Consultant’s compliance with the obligations and promises herein, Company will pay Consultant a monthly fee of $27,777 commencing on April 1, 2015 through September 30, 2016 (i.e. 18 months of service for a total cash compensation of $500,000). Compliance with this Agreement includes Consultant’s promise to not breach any provision in the Agreement including but not limited to Paragraph 5 (Confidentiality), Paragraph 9 (No Conflict of Interest), or Paragraph 11 (Noninterference with Business). If Consultant breaches Paragraph 11 after the Term, Consultant is obligated to repay Company all of the Fee within 30 days of the breach. For the sake of clarity, if Consultant violates this Agreement, his Services shall be terminated and he will not be entitled to any portion of the Fee, prorated or otherwise.

Equity: Subject to Consultant’s compliance with this Agreement, including, but not limited to, Consultant’s uninterrupted service to the Company and Consultant’s promise to not breach any provision in the Agreement, including, but not limited to, Paragraph 5 (Confidentiality), Paragraph 9 (No Conflict of Interest), or Paragraph 11 (Noninterference with Business), Consultant’s rights under equity awards set forth on Schedule A will continue to be determined pursuant to the terms of the relevant award agreements based Consultant’s continued service to the Company. Executive also holds certain options to purchase equity of the Company which shall remain exercisable pursuant to the terms of such equity awards for so long as Executive continues to provide services to the Company pursuant to the terms of this Consulting Agreement.

Schedule A

Grant Date	Grant Type	Grant Number	Unvested Shares*	Vesting Schedule
2/26/2013	RSU	6516	35,347	last 1/3 of 3-year award; vests 2/1/2016, subject to continued service

2/19/2014	RSU	7273	37,378	last 2/3 of 3-year award; 3-year vest schedule (annual); 2 vesting tranches remain, subject to continued service

2/19/2014	PRSU	P7273	56,066	TSR measured at 12/31/15; vests in 2 installments - 2/1/2016 & 2/1/2017, subject to company performance and continued service

2/17/2015	Exec PRSU	7887	42,563	4-year vest schedule (annual), subject to company performance and continued service

2/17/2015	PRSU	7893	21,282	TSR measured at 12/31/17; cliff vests at 2/1/2018, subject to company performance and continued service

			192,636

*** If a “Change in Control,” as defined in Executive’s May 14, 2014 Change in Control Agreement, occurs during the period in which the Consulting Agreement continues to be valid and in effect and prior to the expiration of the term of such Consulting Agreement, any of Executive’s unvested RSUs or PRSUs provided for in the table above and outstanding at the time of such Change of Control shall be treated in conformity with the operative Change in Control agreements for other Company senior executive officers.